November 2, 2006

Mr. John P. D. Cato
President and Chief Executive Officer
The Cato Corporation
8100 Denmark Road
Charlotte, North Carolina  28273-5975

      Re:	The Cato Corporation
      Form 10-K for Fiscal Year Ended January 28, 2006
      File No. 1-31340

Dear Mr. Cato:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,



							James A. Allegretto
							Senior Assistant Chief
Accountant








Mr. Daniel Enright
Amerimine Resources, Inc.
February 9, 2006
Page 1








UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-3561

   DIVISION OF
CORPORATION FINANCE
MAIL STOP 3561